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                                   EXHIBIT 11
                 Statement Re: Computation of Per Share Earnings



                                                                      Quarter Ended                      Six Months Ended
                                                             --------------------------------    --------------------------------
                                                             Mar. 31, 1996      Mar. 31, 1997    Mar. 31, 1996      Mar. 31, 1997
                                                             -------------      -------------    -------------      -------------
1.       Net income                                            $2,675,000        $2,276,000        $5,199,000        $4,549,000
                                                               ==========        ==========        ==========        ==========

2.       Weighted average common shares outstanding             5,008,470         4,850,524         4,966,761         4,873,632

3.       Common stock equivalents due to dilutive effect of
         stock options                                            131,520           129,796           133,700           129,796
                                                               ----------        ----------        ----------        ----------

4.       Total weighted average common shares and
         equivalents outstanding for primary earnings per
         share computation                                      5,139,990         4,980,320         5,100,461         5,003,428
                                                               ==========        ==========        ==========        ==========

5.       Primary earnings per share                            $     0.52        $     0.46        $     1.02        $     0.91
                                                               ==========        ==========        ==========        ==========

6.       Weighted average common shares outstanding             5,139,990         4,980,320         5,100,461         5,003,428

7.       Additional dilutive shares using the higher of the
         end of period market value versus average market
         value for the period utilizing the treasury stock
         method regarding stock options                             1,422            12,903                --            12,903
                                                               ----------        ----------        ----------        ----------

8.       Total weighted average common shares and
         equivalents outstanding for fully diluted earnings
         per share computation                                  5,141,412         4,993,223         5,100,461         5,016,331
                                                               ==========        ==========        ==========        ==========

9.       Fully diluted earnings per share                      $     0.52        $     0.46        $     1.02        $     0.91
                                                               ==========        ==========        ==========        ==========


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